Exhibit 10.21

AGREEMENT OF SALE AND PURCHASE

STEELE PROPERTIES I, LLC AND COLLYN WILLIAMS (as SELLER)

&

PHYSICIANS REALTY L.P. (BUYER)

PROPERTIES:	65, 67 AND 69 OLD JACKSON ROAD, MCDONOUGH, GA
2200 HWY 155N, MCDONOUGH, GA
1502 WEST 3RD STREET, JACKSON, GA
1101 AND 1151 NOR TEC DRIVE, CONYERS, GA

EFFECTIVE DATE:   NOVEMBER 7, 2013

EXHIBIT “A”	-	LEGAL DESCRIPTION

EXHIBIT “B”	-	ESCROW AGREEMENT

EXHIBIT “C-1”	-	SNDA

EXHIBIT “C-2”	-	ESTOPPEL

EXHIBIT “D”	-	NON-FOREIGN PERSON CERTIFICATION

Schedules 1(a)1—3		Depictions of Excluded Property

Schedule 1(g)		Permitted Exceptions

Schedule 6(g)		Disclosure Materials

Schedule 21(a)		Seller Affiliate MOBs

ii

AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT OF SALE AND PURCHASE (this “Agreement”) is made effective as of November 7, 2013 (the “Effective Date”) and is by and among STEELE PROPERTIES I, LLC, a Nevada limited liability company (“Steele”), COLLYN WILLIAMS, an adult resident of the State of Georgia (“CW”) (Steele and CW are collectively referred to herein as “Seller”),  and PHYSICIANS REALTY L.P., a Delaware limited partnership or its assignee or nominee (“Buyer”).

RECITALS

A.            Steele and KHAIR PROPERTIES I, LLC, a Nevada limited liability company (“Khair”) are the joint-owners of the properties located at (i) 65, 67 and 69 Old Jackson Road, McDonough, GA (the “Jackson Road Property”); (ii) 2200 Hwy. 155N, McDonough, GA (the “Hwy. 155N Property”) and (iii) 1502 West 3rd Street, Jackson, GA (the “West 3rd St. Property”).

B.            EAGLES LANDING FAMILY PRACTICE, INC., a Georgia corporation (“ELFP”) is the owner of the property located at 1101 and 1151 Nor Tec Drive, Conyers, GA (the “Conyers Property”).

C.            ELFP is jointly owned by CW and Dr. Sam Khair, the principal owner of Khair.

D.            CW is negotiating an agreement with Dr. Khair pursuant to which CW or her designee will acquire the entire ownership interest of Dr. Khair in each of ELFP and Khair.

In consideration of the covenants and provisions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Agreement to Sell and Purchase.  Steele agrees to sell to Buyer, and subject to the satisfaction of the Buy-Out Contingency (defined in Section 6(A)f), CW agrees to cause each of ELFP and Khair to sell to Buyer, and Buyer agrees to purchase from Steele, ELFP and Khair, the Property, subject to the terms and conditions of this Agreement.  For the purposes of this Agreement, the term “Property” shall mean and include the following:

(a)        All of that certain real property legally described in the attached Exhibit “A”, including, without limitation, the land, buildings, improvements, fixtures (including, without limitation, the sprinkling, plumbing, heating, cooling, ventilating, air conditioning, electrical, lighting and other systems), easements and all other right, title and interest appurtenant and otherwise relating thereto (collectively, the “Real Property”).  The Real Property consists of the Jackson Road Property, the Hwy. 155N Property, the West 3rd St. Property and the Conyers Property.  Notwithstanding the foregoing, the Jackson Road Property, the Hwy 155N Property and the West 3rd St. Property will be subdivided in accordance with a subdivision plan attached hereto as Schedule 1(a)-1, Schedule 1(a)-2 and Schedule 1(a)-3, and the Real Property shall exclude the portions of each said Properties approximately depicted and identified thereon as “Excluded Property”.

(b)        All of Steele’s, ELFP’s and Khair’s respective right, title and interest in and to all preliminary, final and proposed building plans and specifications relating to the Real Property; and all surveys, structural reviews, grading plans, topographical maps, architectural drawings and engineering, soils, seismic, geologic, environmental, and architectural reports, studies, certificates, and similar documents relating to the Real Property (collectively, the “Records and Plans”), subject to ELFP’s right to retain possession of and to use the same pursuant to and during the term of the Master Lease, as to be stated therein.

(c)         All of Steele’s, ELFP’s and Khair’s respective right, title and interest in and to all guarantees and warranties relating to the Property and the fixtures and equipment located therein (collectively, the “Guarantees and Warranties”) subject to ELFP’s right to retain possession of and to use and enforce the same pursuant to and during the term of the Master Lease, as to be stated therein.

(d)        All of Steele’s, ELFP’s and Khair’s respective right, title and interest in and to all licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps, and entitlements issued, approved or granted by governmental or quasi-governmental entities or otherwise relating to the Property; and any and all development rights and other intangible rights, titles, interests, privileges, and appurtenances owned by Steele, ELFP and Khair respective and in any way relating to or used in connection with the Property and/or the operation of the business conducted on the Real Property (collectively, the “Licenses and Permits”), subject to ELFP’s right to retain possession of and to use the same pursuant to and during the term of the Master Lease, as to be stated therein.  Licenses and Permits shall exclude rights reserved to ELFP to retain possession of and to use the same pursuant to and during the term of the Master Lease, as to be stated therein.

1(A).       Additional Definitions.  If the word “ELFP”, “Steele” or “Khair” precedes any term defined in this Agreement, then such use of the defined term shall be limited in application to the applicable party and/or to the Property owned by that party as the context may require.  By way of example, “ELFP Real Property” refers only to the Real Property identified on “Exhibit A” as the ELFP Real Property.  Additionally, if any term or provision of this Agreement makes reference to Steele, ELFP and/or Khair, then such provision shall apply to each said party on an individual basis with respect only to that particular party and the Property that it owns, and shall not create any joint and several liability or obligation among the parties.

1(B).       Excluded Property.  The parties acknowledge and agree that this transaction does not involve or include a transfer to Buyer of any personal property, removable trade fixtures or equipment attached to, or located on or used in connection with the operation of the Real Property, all of which shall remain the property of ELFP or the applicable owner thereof.  Additionally, the parties acknowledge and agree that this transaction does not involve or include a transfer to Buyer of, and Buyer shall not assume, any leases, contracts and other agreements incident to the operation of the business conducted on the Real Property, including, without limitation, management contracts, on-site maintenance contracts, janitorial contracts, and leasing commission agreements; (collectively, the “Contract Rights”),it being the intent of the parties that, as further provided herein (i) at Closing, Steele will assign to ELFP all Contract Rights relating to the Steele Real Property and (ii) at Closing, Khair will assign to ELFP all Contract Rights relating to the Khair Real Property.  ELFP, shall remain solely liable for all Contract Rights and shall indemnify, defend and hold Buyer harmless from and against the claims of any person or party making any claim in connection with such Contract Rights.  The provisions of this Section 1(B) shall survive Closing.

1(C).       All-or-None Character.  Except as provided below in this Section, the parties agree that this Agreement for the sale and purchase of the Property relates to all of the Property as a single transaction.  Buyer will not have the right to purchase only a portion of the Property.  In the event of a termination of this Agreement for any reason, the termination will be with respect to the entire Agreement for all of the Property.  Notwithstanding the foregoing, Buyer may elect to exclude only the Conyers

Property from the Property and the transaction contemplated by this Agreement by delivering to Seller on or before the expiration of the Due Diligence Period written notice of such election, time being of the essence.  Upon such election, this Agreement shall terminate with respect only to the Conyers Property, except for those provisions of this Agreement that expressly survive such termination.  If Buyer fails to timely deliver said notice, then Buyer’s right to so exclude the Conyers Property shall automatically expire and Buyer shall remain obligated to purchase all of the Property as provided in this Section.

2.             Purchase Price.  The purchase price for the Property is Twenty Million Eight Hundred Thousand and 00/100 Dollars ($20,800,000.00) (the “Purchase Price”), payable by Buyer as follows:

(a)        One Hundred Eighty Thousand and 00/100 Dollars ($180,000.00) (the “Deposit”) by wire transfer payable to First American Title Insurance Company (“Escrow Agent”), which sum shall be delivered to Escrow Agent within three (3) business days following the Effective Date.  The Deposit shall be held in an interest bearing, federally insured account, by Escrow Agent in accordance with the Escrow Agreement attached hereto as Exhibit “B” (the “Escrow Agreement”) and this Agreement pending consummation of this transaction. Any interest earned on the Deposit shall be paid to Buyer unless Steele, ELFP or Khair shall be entitled to the Deposit by reason of a default by Buyer, in which case such interest shall be paid to Steele, ELFP or Khair, as applicable.  Upon expiration of the Due Diligence Period, if Buyer has not terminated this Agreement as provided herein, the Deposit shall become nonrefundable except in the event of a Seller default.  Buyer’s Federal Tax I.D. Number is 80-0941870; Steele’s Federal Tax I.D. Number is 20-5525240, Khair’s Federal Tax I.D. Number is 20-5528581, and ELFP’s Federal Tax I.D. Number is 58-1871078.

(b)        The balance of the Purchase Price (the Purchase Price minus the Deposit), subject to adjustments pursuant to this Agreement, including, but not limited to, those adjustments set forth in Section 8 of this Agreement.  Escrow Agent shall pay the Purchase Price (as so adjusted) to Steele, ELFP and Khair at Closing (as defined below) in cash by wire transfer of immediately available federal funds.

Prior to Closing, Buyer will notify Seller in writing of the allocation of the Purchase Price among the Real Property, and such allocation shall be subject to Seller’s approval.  Seller and Buyer agree to file federal, state and local tax returns consistent with such allocations agreed upon between the parties.  If Buyer and Seller cannot agree upon such allocation of the Purchase Price, each party shall file federal, state and local returns based on each party’s own determination of the proper allocations of the Purchase Price, each bearing its own consequences of any discrepancies. Notwithstanding the foregoing, if Buyer timely and validly exercises its right pursuant to Section 1(C) of this Agreement to exclude the Conyers Property from this Agreement, the Purchase Price shall be reduced by $5,451,000.00 such that the Purchase Price for the remainder of the Property shall be $15,349,000.

3.             Closing.  Closing shall be held on the date that is fifteen (15) days after the expiration date of the Due Diligence Period (as defined below) or on the next business day thereafter if such date is not a business day (the “Closing Date”), or on such earlier date as Buyer shall designate by at least five (5) days advance written notice to Seller, and such Closing shall be an escrow closing with the Title Company (as defined below) acting as the closing escrow agent (“Closing”).  It is agreed that the time of Closing, the obligation of Buyer to pay the Purchase Price, the obligations of Steele to deliver the Deeds (as defined in Section 6(h) below) for the Jackson Road Property, the Hwy. 155N Property and the West 3rd St. Property, and the obligations of CW to cause ELFP to deliver the Deed for the Conyers Property and to cause Khair to deliver the Deeds for the Jackson Road Property, the Hwy. 155N Property and the West 3rd St. Property to Buyer at Closing are of the essence of this Agreement, subject to the satisfaction of the Buy-Out Contingency and the other conditions precedent stated herein.  Notwithstanding anything to the contrary contained herein, Buyer shall have the right on one occasion to extend the Closing Date for an additional fifteen (15) days provided that it delivers to Seller written notice of such extension at least ten (10) days prior to the current Closing Date.

4.             Title.  From and after the Effective Date, Buyer shall have the right to order a title insurance commitment prepared in accordance with all of the terms and conditions of this Agreement (the “Title Commitment”).

(a)        The Title Commitment shall be prepared in accordance with the current ALTA Form, issued by First American Title Insurance Company acceptable to Buyer (the “Title Company”), agreeing during the Due Diligence Period to issue, upon recording of the general warranty deed described in this Agreement, an ALTA owner’s title insurance policy to Buyer and an ALTA Lender’s title insurance policy issued to Buyer’s lender(s), if applicable, in the amount of the Purchase Price insuring title to the Real Property to be in the condition called for by this Agreement and containing a “fifty-year chain-of-title search,” a zoning endorsement on ALTA Form 3.1 (with parking), a survey endorsement insuring that the survey accurately depicts the Real Property (including boundaries, improvements, easements and encroachments), a contiguity endorsement, an access endorsement, an endorsement for “gap coverage,” a location endorsement and an owner’s comprehensive endorsement, a utility facilities endorsement, and a tax parcel endorsement.  Buyer also shall have the right to cause the Title Company at or prior to Closing to down date the Title Commitment to the date and time of the recording of the Deed and provide a “title mark-up” showing the final form of the title insurance policy (including the above referenced endorsements) to be issued, which mark-up shall obligate the Title Company to issue the final title insurance policy in such form.  The title mark-up and final title insurance policy shall be free from the standard requirements and exceptions and shall be subject only to (1) liens, encumbrances or exceptions specifically approved by Buyer and (2) those additional items set forth on the attached Schedule 1(g) (the “Permitted Exceptions”).  A written statement of the obligee of the amount of any lien or encumbrance to be discharged by Steele, ELFP and/or Khair shall be provided by Seller at or prior to Closing. The premium for the title policy and any fees for endorsements or other services provided by the Title Company shall be paid by Buyer on or before Closing.

(b)        Title Defects. Within ten (10) days of Buyer’s receipt of the latter of the Title Commitment or the Survey (as defined in Section 6 (g) below), and in any event prior to the expiration of the Due Diligence Period, Buyer shall object in writing to any condition of title not satisfactory to Buyer, in Buyer’s sole discretion (hereinafter referred to as a “Title Defect”).  Seller shall notify Buyer within five (5) business days after receipt of Buyer’s written objection to the Title Defects whether Seller will cure the Objections.  If Seller does not respond within said period, Seller, ELFP and Khair shall be deemed to have elected to not cure the Objections. Seller shall not have any obligation to cure any Title Defect except as otherwise expressly stated in this Section.  Steele shall (and, upon satisfaction of the Buy-Out Contingency, ELFP and Khair shall), without limitation, be responsible for the payment and satisfaction and discharge of record of any and all Title Defects of an ascertainable monetary value to the extent not in excess of $750,000 in the aggregate for all of the Property), said amount being exclusive of deeds to secure debt and other encumbrances filed against the Property with the consent of Steele, ELFP and/or Khair.  If Seller does not agree (or are deemed to not agree) to cure the Title Defect, or if the Title Defect cannot be corrected prior to Closing despite the efforts that Seller may elect to undertake, Buyer may, at its option and as its sole and exclusive remedy, (a) terminate this Agreement and as a result Escrow Agent shall return the Deposit together with all accrued interest forthwith to Buyer, whereupon neither party shall have any obligation or liability to the other except to the a provision of this Agreement expressly survives a termination,  or (b) elect to accept such title as Steele, ELFP and Khair are able to convey and proceed to Closing without abatement of or adjustment to the Purchase Price (except for Title Defects of an ascertainable monetary value). If Buyer fails to notify Seller that Buyer is terminating this Agreement pursuant to this Section within ten (10) business days of the expiration of the 10-day period, Buyer shall be deemed to have selected option (b) in the previous sentence.

5.             Representations and Warranties of Seller.  Seller represents and warrants that all of Seller’s representations and warranties relating to this Agreement are true, correct and complete in all material respects as of the Effective Date of this Agreement.  Steele shall reaffirm (and at Closing, upon satisfaction of the Buy-Out Contingency, CW shall cause ELFP and Khair to make and affirm with respect to themselves and the Properties owned by each of them) the representations and warranties made herein as of Closing, subject to modifications thereto based upon changes in fact or changes in Seller’s knowledge of relevant facts occurring after the Effective Date; provided, however, if such modifications (i) constitute a Material Adverse Change (defined below) and (ii) are not acceptable to Buyer, Buyer shall have the right to terminate this Agreement and have the Deposit refunded together with accrued interest. Seller acknowledges that the representations and warranties made in this Agreement by Seller are a material inducement to Buyer’s entering into this Agreement and purchasing the Property and that Buyer is entitled to rely upon these representations and warranties.  Notwithstanding the foregoing, if Closing should occur with Buyer having knowledge that a specific representation or warranty made herein and/or reaffirmed at Closing is not true, correct and complete, Buyer shall be deemed to have waived all rights, claims and causes of action against Seller for same.  All of Seller’s (and upon satisfaction of the Buy-Out Contingency, all of the representations and warranties affirmed by ELFP and Khair) relating to this Agreement shall survive the Closing of the transactions contemplated herein for a period of six (6) months.  Steele hereby indemnifies Buyer for any direct loss or damage (“Losses”), including, without limitation thereto, reasonable attorney’s fees and court costs occurring as a result of the breach of any representation, warranty or covenant of Seller herein.  In addition to any other representations and warranties set forth in this Agreement, Seller hereby further represents, warrants and covenants to Buyer as follows:

(a)        Each of Steele , Khair and ELFP holds fee simple title to the Real Property that it owns.  Steele and Khair are validly organized and duly existing limited liability companies organized under the laws of the State of Nevada, and ELFP validly organized and duly existing limited liability companies organized under the laws of the State of Georgia, and Steele has the power and authority to enter into this Agreement and to consummate the transactions herein contemplated.

(b)        Neither the execution and delivery of this Agreement, nor compliance with the terms and conditions of this Agreement by Seller, nor the consummation of the sale and conveyance of Steele’s interest in the Property that it owns to Buyer, constitutes or will constitute a violation or breach of the organizational documents of the Steele, as the same may have been amended from time to time, or of any agreement or other instrument to which the Seller is a party, to which it is subject or by which it is bound.

(c)         The execution and delivery of this Agreement have been approved, or as of Closing will have been approved, by officers and/or owners of Steele and, subject to the Buy-Out Contingency, no further action is required, or as of Closing will be required, on the part of a Steele to consummate the transaction contemplated hereby. The person executing this Agreement on behalf of Steele shall have all requisite authority to execute this Agreement, and this Agreement, as executed, is valid, legal and binding upon Seller. There are no proceedings pending, threatened by or, to the actual knowledge of Seller, threatened against Seller in bankruptcy, insolvency or reorganization in any state or federal court.

(d)        At Closing, there shall be no existing leases, whether oral or written, agreements of sale, options, rights of first refusal, rights of first offer, tenancies, licenses or any other claims to possession or use affecting the Property except for the Master Lease (as defined in Section 6(b) below) and the existing Property leases, which be subject and subordinate to the Master Lease and to Buyer’s fee title to the Property (the “Subleases”).

For purposes of this Agreement, the term “Material Adverse Change” shall mean (a) any change or event or effect that is or may be materially adverse to the business operations, results of operations, assets, properties or financial condition of ELFP or of any of the Properties individually, or all of the Properties taken as a whole; or (b) any change or event or effect that is or may be materially adverse to the ability of Seller to perform its obligations under this Agreement; or (c) a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement; or (d) any change or event or effect that adversely affects validity or enforceability of this Agreement.

EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, BUYER AGREES TO TAKE THE PROPERTY “AS IS”, “WHERE IS”, WITH ALL FAULTS AND CONDITIONS THEREON.  EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, ANY INFORMATION, REPORTS, STATEMENTS, DOCUMENTS OR RECORDS (“DISCLOSURES”) PROVIDED OR MADE TO BUYER OR ITS CONSTITUENTS BY SELLER, ELFP AND/OR KHAIR OR THEIR RESPECTIVE AGENTS OR EMPLOYEES CONCERNING THE CONDITION (INCLUDING, BUT NOT LIMITED TO, THE ENVIRONMENTAL CONDITION) OF THE PROPERTY SHALL NOT BE REPRESENTATIONS OR WARRANTIES.  BUYER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS IS”, AND  BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLER, ELFP AND KHAIR HAVE NOT MADE, DO NOT MAKE AND SPECIFICALLY DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, (B) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (C) THE HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, OR (D) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS REGARDING TERMITES.  BUYER HEREBY WAIVES, RELEASES AND AGREES NOT TO MAKE ANY CLAIM OR BRING ANY COST RECOVERY ACTION OR CLAIM FOR CONTRIBUTION OR OTHER ACTION OR CLAIM AGAINST SELLER, ELFP AND KHAIR OR THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS, OR ASSIGNS (COLLECTIVELY OR INDIVIDUALLY AS THE CONTEXT REQUIRES, “SELLER AND/OR ITS AFFILIATES”) BASED ON THE CONDITION OF THE PROPERTY, HOWEVER, THE FOREGOING WAIVERS AND RELEASES SHALL NOT APPLY TO: (1) ANY MATTERS THAT ARE COVERED BY THE REPRESENTATIONS, WARRANTIES OR INDEMNITIES EXPRESSLY PROVIDED HEREIN, OR (2) ANY

MATTERS THAT WERE DIRECTLY CAUSED BY SELLER AND/OR ITS AFFILIATES OR THAT WERE ACTUALLY KNOWN BY SELLER AND/OR ITS AFFILIATES AS OF THE EFFECTIVE DATE AND NOT DISCLOSED TO BUYER.  BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER AND/OR ITS AFFILIATES FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER AND/OR ITS AFFILIATES AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

5(A)        Representations and Warranties of Buyer.  Buyer represents and warrants that all of Buyer’s representations and warranties relating to this Agreement are true, correct and complete in all material respects as of the Effective Date of this Agreement.  Buyer shall reaffirm the representations and warranties made herein as of Closing, subject to modifications thereto based upon changes in fact or changes in Buyer knowledge of relevant facts occurring after the Effective Date. Buyer acknowledges that the representations and warranties made in this Agreement by Buyer are a material inducement to Seller entering into this Agreement and selling the Property and that Seller is (and, upon satisfaction of the Buy-Out Contingency, ELFP and Khair will be) entitled to rely upon these representations and warranties.  Notwithstanding the foregoing, if Closing should occur with Seller, ELFP and Khair having knowledge that a specific representation or warranty made herein and/or reaffirmed at Closing is not true, correct and complete, Seller, ELFP and Khair shall be deemed to have waived all rights, claims and causes of action against Buyer for same.  All of Buyer’s representations and warranties relating to this Agreement shall survive the Closing of the transactions contemplated herein for a period of six (6) months.  Buyer hereby indemnifies Seller and, following satisfaction of the Buyer-Out Contingency, ELFP and Khair, for any Losses, including, without limitation thereto, reasonable attorney’s fees and court costs occurring as a result of the breach of any representation, warranty or covenant of Buyer herein.   In addition to any other representations and warranties set forth in this Agreement, Buyer hereby further represents, warrants and covenants as follows:

(a)           Buyer is a validly organized and duly existing limited liability company organized under the laws of the State of Delaware, and has the power and authority to enter into this Agreement and to consummate the transactions herein contemplated.

(b)        Neither the execution and delivery of this Agreement, nor compliance with the terms and conditions of this Agreement by a Buyer, nor the consummation of the purchase and conveyance of the Property to Buyer, constitutes or will constitute a violation or breach of the organizational documents of the Buyer, as the same may have been amended from time to time, or of any agreement or other instrument to which Buyer is a party, to which it is subject or by which it is bound.

(c)         The execution and delivery of this Agreement have been approved, or as of Closing will have been approved, by officers and/or owners of Buyer and no further action is required, or as of Closing will be required, on the part of a Buyer to consummate the transaction contemplated hereby. The person executing this Agreement on behalf of Buyer shall have all requisite authority to execute this

Agreement, and this Agreement, as executed, is valid, legal and binding upon Buyer. There are no proceedings pending, threatened by or, to the actual knowledge of Buyer, threatened against Buyer in bankruptcy, insolvency or reorganization in any state or federal court.

6.             Conditions of Buyer’s Obligations.  For the purposes of this Agreement “Due Diligence Period” shall mean the thirty (30) day period from and after the Effective Date.  The obligation of Buyer under this Agreement to purchase the Property is contingent on the satisfaction of the following conditions within each condition’s respective time-period (any one of which may be waived in whole or in part by Buyer within each condition’s time period):

(a)        At Closing, all of the representations and warranties by Seller set forth in this Agreement shall be true and correct in all material respects as though such representations and warranties were made at and as of Closing, subject to Seller’s right to update (and to cause ELFP and Khair to make) the same as provided in this Agreement, and Seller shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement.

(b)        Within the Due Diligence Period:

(i)            Buyer (as landlord) and ELFP (as tenant) shall have agreed upon on the terms, conditions and form of a new, absolute net master lease for the Property (the “Master Lease”).  The Master Lease shall contain the following terms (the “Basic Lease Terms”): (i) Base rent for the first year of the term shall be One Million Five Hundred Sixty Thousand and 00/100 Dollars ($1,560,000.00), payable in equal monthly installments of 1/12 of such amount; (ii) on the third anniversary of the lease commencement date and on each anniversary thereafter until the eighth anniversary of the commencement date, base rent shall increase annually by one and one-half percent (1.5%) per annum; and (iii) on the eighth anniversary of the commencement date and on each anniversary thereafter for the remainder of the term, base rent shall increase annually by two percent (2.0%) per annum.  ELFP shall also execute and deliver to Buyer at Closing with respect to the Master Lease a duly executed original of (i) a Subordination Non-Disturbance and Attornment Agreement (“SNDA”) in the form attached hereto as Exhibit “C-1”, and (ii) a certificate in the form attached hereto as Exhibit “C-2” (“Estoppel Certificate”).  If the Estoppel Certificate and SNDA have not been delivered to Buyer in the attached forms or in a form otherwise acceptable to Buyer and ELFP at Closing, then Buyer, at its option, may terminate this Agreement by delivering notice of such termination to Seller; and in such event the Deposit and all accrued interest shall be returned to Buyer and this Agreement thereupon shall become void and there shall be no further obligations or liability on any of the parties hereto.

(ii)           Buyer verifying that the Property (including the Records and Plans, Guarantees and Warranties and Licenses and Permits) is in every respect acceptable to Buyer based on an investigation and review by Buyer, its agents and contractors of the Property, all information that is required to be provided to Buyer by Seller pursuant to this Agreement and all information that is available to Buyer relating to the Property and the transactions contemplated herein, including, but not limited to, the Disclosure Materials (as defined below).  This contingency shall also include, without limitation, Buyer obtaining, at Buyer’s expense, a physical inspection of the Property, which discloses no “Defects,” as that term is defined herein. For purposes of this Agreement, a “Defect” is defined as a condition or conditions, or evidence of a condition or conditions, that has the potential to: (i) impair the health or safety of occupants of the Property; (ii) result in the violation of any applicable public or private law, standard or covenant; or (iii) cost, in the aggregate, an amount in excess of $5,000 to repair, correct, or remediate.

(iii)          Within the Due Diligence Period, Buyer obtaining, at Buyer’s expense, written environmental assessments and/or evaluations of the Property (except as provided in the Temporary Access License, all of which shall be non-invasive, it being the intent of the parties that Buyer shall not be permitted to perform a “Phase II” assessments without the prior written consent of the Property, which consent the Property owner may withhold in its sole and absolute discretion),  from qualified environmental consultants of Buyer’s choice, confirming that: (i) the Property complies with all Environmental Laws; (ii) there are no liabilities (potential, contingent or otherwise) affecting the Property arising under any Environmental Laws; (iii) there are no underground or aboveground storage tanks, associated pipes or equipment located on or at the Real Property; (iv) there are no Hazardous Substances on, under, at, in or migrating to or from the Real Property; (v) no portion of the Real Property has been designated as wetland, shoreland, floodplain or conservancy land; (vi) no portion of the Real Property has been filled; and (viii) the Property is not affected in any manner or degree by a “recognized environmental condition” (as that phrase is defined by the most recent American Society for Testing and Materials practice standards).

(iv)          Buyer verifying to Buyer’s satisfaction that all applicable public and private laws, rules, standards, covenants and requirements, including, without limitation, all zoning and subdivision (subject to the additional right to review zoning expressly stated below in this paragraph), building and use restrictions and all easements and matters of record, allow the conveyance of the Property to Buyer, and are consistent with the Use; Buyer obtaining, or Buyer verifying to Buyer’s satisfaction that Buyer will be able to obtain, all public and private permits, certificates and other approvals, consents and all variances, exemptions, waivers, zoning changes and land divisions required for the conveyance of the Property to Buyer, and to permit the continued use of the Property for the Use. The term “Use” shall mean and include, without limitation, medical and other healthcare related uses, including the current use of the Property.  Notwithstanding the foregoing, if a Subdivision (as said term is defined in Section 6A(e) of this Agreement) is not completed as of the expiration of the Due Diligence Period, Buyer shall have a period of ten (10) business days following the date on which the Buyer receives written notice from Seller stating that the Subdivisions are completed to confirm that: (A) the Subdivisions were completed in accordance with Schedules 1(a)-1, 1(a)-2 and 1(a)-3 attached hereto; and (B) the Subdivisions neither prohibit the conveyance of the Property to Buyer, nor prohibit the continued use of the Property for the Use.

(v)           Buyer obtaining a current  ALTA survey of the Property (the “Survey”) at Buyer’s expense, that: (aa) is satisfactory to Buyer in all respects (in Buyer’s sole discretion); (bb) is prepared by a licensed, insured and qualified surveyor selected by Buyer; (cc) is certified to Buyer, and the applicable title company; (dd) includes all Table A requirements, except Item 5 of Table A; (ee) shows and discloses no encroachments onto the Property or over the boundaries of the Property, and no easements or other matters that would affect the current use of the Property; and (ff) is sufficient to remove the standard title exceptions relating to surveys without adding any new exceptions.  In addition, the Survey shall locate all public utilities, water courses, drains, sewers and roads (including vacated streets and alleys) crossing or adjacent to the Property, and contain an acceptable certification by the surveyor.

If (i) Buyer and ELFP do not agree upon the terms, conditions and form of the Master Lease within the Due Diligence Period, and/or if (ii) Buyer is dissatisfied with the results of the investigations listed in subclauses 6(b)(i)-(v) above, then Buyer, at its sole option, shall have the right to terminate this Agreement by delivering written notice of such termination to Seller before the end of the Due Diligence Period, in which event this Escrow Agent shall refund the Deposit to Buyer, and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise expressly set forth herein.  If Buyer does not so terminate this Agreement prior to the expiration of the Due Diligence Period, Buyer conclusively shall be deemed to have waived its right to terminate this Agreement pursuant to this Section and shall proceed with Closing, and without any adjustment to or abatement of the Purchase Price.

(c)         Within five (5) business days of the Effective Date, Seller shall deliver to Buyer the items listed on Schedule 6(g) attached hereto and incorporated by reference herein that are in Seller’s possession or reasonable control (the “Disclosure Materials”).

(d)         The completion of the Subdivisions (as defined in Section 6(A)(e) below) and a reciprocal easement and access agreement (the “REA”) in form and substance reasonably acceptable to Seller and Buyer in connection with the Jackson Road Property, the Highway 155 Property and the West 3rd Street Property, each of which is being subdivided in connection with the Closing as provided in this Agreement.  The parties shall use good faith efforts to agree upon the REA during the Due Diligence Period;

(e)         At Closing, Seller, ELFP and Khair (as applicable) shall deliver to Buyer duly executed originals of the following in form and substance reasonably acceptable to Seller, ELFP and Khair to the extent the form is not affixed to this Agreement:

(i)            Special warranty deeds to the Real Property conveying good, indefeasible, fee simple title, subject only to the Permitted Exceptions, duly executed and acknowledged by Steele, ELFP and Khair (as applicable) and in proper form for recording (each, the “Deed”).

(ii)           Non-foreign Person Certifications in the form attached hereto as Exhibit “D”, as required under Section 1445 of the Internal Revenue Code.

(iii)          An assignment in form and substance mutually satisfactory to Seller, ELFP, Khair and Buyer, duly executed by Steele, ELFP and Khair (as applicable), assigning to Buyer all of Steele’s, ELFP’s and Khair’s (as applicable) right, title and interest in and to the Licenses and Permits, Records and Plans, Guarantees and Warranties and any other permits, licenses, plans, authorizations and approvals relating to ownership, operation or occupancy of the Property.

(iv)          A certificate certifying that the representations and warranties of Steele, ELFP and Khair (as applicable) as set forth in this Agreement, are true and correct in all material respects as of the Closing, subject to modification as permitted by this Agreement.

(vii)         Notwithstanding anything to the contrary in this Agreement, Seller, ELFP and Khair (as applicable) shall provide Buyer original and complete waivers of any and all existing rights of first refusal, rights of first offer, options to purchase, or any other similar rights (including, but not limited to, any and all consents) identified by Buyer or of which Seller has actual knowledge, executed by the necessary parties, so that Steele, ELFP and Khair are able to freely transfer the Property to Buyer unencumbered by such rights.

(viii)        Originals of the following instruments, documents and other items (or copies if originals are unavailable):

(A)          All certificates of occupancy; and any governmental approvals that a seller of property is legally required to procure from governmental authorities having jurisdiction over the Property in connection with the transfer of the Property;

(B)          the Master Lease;

(C)          the Estoppel Certificate and SNDA;

(D)          all Records and Plans in Seller’s, ELFP’s and Khair’s (as applicable)  possession or control with respect to the Property, subject to ELFP’s right to retain possession of and to use the same pursuant to and during the term of the Master Lease, as to be stated therein;

(E)           each bill of current real estate taxes, sewer charges and assessments, water charges and other utilities, together with proof of payment thereof (to the extent same have been paid);

(F)           the Guarantees and Warranties, subject to ELFP’s right to retain possession of and to use and enforce the same pursuant to and during the term of the Master Lease, as to be stated therein;

(G)          All plans, specifications, site plans, and other documentation relating to the building systems and equipment forming part of the Property or any portion thereof in the possession of Seller, ELFP or Khair (as applicable) or any property manager(s), subject to ELFP’s right to retain possession of and to use the same pursuant to and during the term of the Master Lease, as to be stated therein;

(H)          An affidavit of title in favor of Buyer and Buyer’s title insurer, together with such other factual affidavits as are required by Buyer’s title insurer, in the forms used by such title insurance company;

(I)            A Closing Statement accurately setting forth the financial terms of this transaction and a summary of the Purchase Price (the “Closing Statement”); and

(J)            The REA;

(K)          Such other customary documents as may be reasonably required to consummate this transaction in accordance with this Agreement, provided that the same neither impose an obligation or liability on Seller, ELFP or Khair unless approved by Seller.

Unless all of the foregoing conditions contained in this Section 6 are satisfied and completed within each condition’s applicable time period, or if no time period is specified, prior to or at Closing, Buyer, at its election (in its sole discretion), may, either: (i) extend the date for Closing until such conditions are satisfied; or (ii) terminate this Agreement and have the Deposit refunded together with accrued interest (provided, however, that termination and refund of the Deposit shall not be Buyer’s exclusive remedy); or (iii) waive in writing the satisfaction of any such condition or conditions, in which event this Agreement shall be read as if such condition or conditions no longer existed.

6(A).       Conditions of Seller’s Obligations.    The obligation of Seller (and, following satisfaction of the Buy-Out Contingency, of ELFP and Khair) under this Agreement to sell the Property to Buyer is contingent on the satisfaction of the following conditions within each condition’s respective time-period (any one of which may be waived in whole or in part by the applicable Seller, ELFP and Khair within each condition’s time period):

(a)           Steele, ELFP and Khair shall receive at Closing the entirety of the Purchase Price, subject to adjustment of such amount pursuant to this Agreement;

(b)           Buyer shall execute and/or deliver to Steele, ELFP and Khair on or before the Closing the items set forth in Section 6(d) above that Buyer is obligated to deliver, including the Closing Statement, and also the following documents:

(i)            Buyer’s consent to the Subleases;

(ii)           Such other customary documents as may be reasonably required to consummate this transaction in accordance with this Agreement, provided that the same neither impose an obligation or liability on Buyer unless approved by Buyer; and

(iii)          The REA in form and substance reasonably acceptable to Seller and Buyer in connection with the Jackson Road Property, the Highway 155 Property and the West 3rd Street Property, each of which is being subdivided in connection with the Closing as provided in this Agreement.  The parties shall use good faith efforts to agree upon the REA during the Due Diligence Period.

(c)           The representations and warranties of Buyer contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing;

(d)           Within the Due Diligence Period, Buyer (as landlord) and ELFP (as tenant) shall have agreed upon on the terms, conditions and form of the Master Lease, containing the Basic Lease Terms;

(e)           The completion of the subdivision of each of the West 3rd St. Property, the Jackson Road Property and the Hwy 155N Property substantially in accordance with the subdivision plans attached to this Agreement as Schedules 1(a)-1, 1(a)-2 and 1(a)-3 (the “Subdivisions”).  Seller agrees to use commercially reasonable efforts to complete the Subdivisions in an expeditious manner; and

(f)            The (i) execution of one or more written agreements between CW and Dr. Sam Khair pursuant to which CW or her designee acquires the entire ownership interest of Dr. Khair in each of ELFP and Khair, each said agreement being on terms and conditions acceptable to CW in her sole and absolute discretion; and (ii) closing of said agreement or agreements (collectively, the “Buy-Out Contingency”).

Unless all of the foregoing conditions contained in this Section 6A are satisfied and completed within each condition’s applicable time period, or if no time period is specified, prior to or at Closing, Seller, at its election (in its sole discretion), may, either: (i) extend the date for Closing until such conditions are satisfied; or (ii) terminate this Agreement, in which event the Deposit shall be refunded to Buyer together with accrued interest (provided, however, that termination and refund of the Deposit shall not be Seller’s exclusive remedy if the event that is the failure of a condition is a default by Buyer of its obligations under this Agreement); or (iii) waive in writing the satisfaction of any such condition or conditions, in which event this Agreement shall be read as if such condition or conditions no longer existed.

7.             Possession.  Possession of the Property shall be given to Buyer at Closing unoccupied and free of any leases except the Master Lease and the Subleases (and subject only to any tenants’ and subtenant’s rights thereunder).  Following Closing, ELFP shall maintain the Property in the condition required by the Master Lease.

8.             Prorations and Charges.

(a)        All general real estate and personal property taxes shall be prorated for each Property (as between Buyer and, as applicable, Steele, ELFP and Khair) through the day before the Closing based on the taxes for the year that the Closing is in, if known, otherwise on the prior year’s taxes.  The transferor of each Property shall be responsible for all real estate taxes for its Property through the day prior to the Closing.  In the event taxes are prorated on the prior year’s taxes, the parties agree to reprorate taxes when the taxes for the current year are known, and the parties agree to make such payment between themselves to effectuate such reproration.  Assessments of any kind (general, special or otherwise) levied or to be levied, if any, for work on site actually commenced or announced (by either a private individual or entity or a governmental entity) prior to Closing also shall be prorated for each Property (as between Buyer and the applicable transferor) through the day before the Closing. All other assessments shall be paid by Buyer if this transaction is consummated.

(b)        In addition, the following items shall be prorated through the day before Closing and shown as credits to Buyer on the Closing Statement, as applicable: all utility charges (as applicable), including, but not limited to, sewer, water, electricity, gas, telephone and other private and municipal charges (collectively “Utility Charges”).  Seller shall be responsible for obtaining all necessary billing information for the Utility Charges in order to accurately reflect the same on the Closing Statement.  Income derived from the Property that is earned as of the day of Closing shall accrue to the benefit of Buyer.  As to all rents and other payments payable to the applicable Property transferor under existing leases, all such leases shall become Subleases under the Master Lease and therefore Buyer shall not be entitled to receive any of the rents payable thereunder;

(c)         At Closing, ELFP shall retain, and Steele and Khair shall assign and transfer to ELFP, all security deposits under the existing leases, together with any interest accrued thereon, as well as any other funds paid to a Property transferor by tenants on account of additional rent items not yet due and payable such transferor, such as tax and insurance escrows; provided, however, the failure of any of the Property transferors to perform such obligations shall not be a condition for which Seller may terminate this Agreement or otherwise fail to perform it obligations under this Agreement.  Buyer shall not receive a credit against the Purchase Price for any portion of existing security deposits.

(d)        All real estate transfer taxes imposed on or in connection with this transaction shall be paid by the applicable Property transferor at Closing.

(e)         All expenses and costs relating to the assignment and transfer of the Records and Plans, Guarantees and Warranties and Licenses and Permits shall be paid by the applicable Property transferor at Closing.

(f)         Any and all other normal, on-going operating expenses attributable to the Property shall be prorated between the parties through the day before Closing, subject to ELFP’s obligations under the Master Lease.

(g)         Within ninety (90) days after the Closing, Buyer and each the applicable Property transferor shall reconcile all of the foregoing payments and prorations based on actual bills or invoices received after the Closing, but only if the prorations or payments were based on an estimate and not actual current bills or invoices.  In the event that any item of income, charge, or expense cannot be reconciled accurately within such 90-day period, the Buyer and each Property transferor hereby agree to delay such reconciliation until a date when it can be accurately completed, not to exceed 180 days following the Closing Date.  Any party owing to the other party any amount ascertained by the required reconciliations shall promptly, but in no event later than fifteen (15) business days after the date of the applicable reconciliation, pay the other party  such amount.  The obligations set forth in the Section 8(g) shall survive Closing.

As applicable, all of the foregoing items set forth in this Section 8, unless otherwise expressly stated, shall be prorated between the parties as of midnight of the day before Closing.

9.             Condemnation; Rezoning, Historic Designation.  Seller represents and warrants that Seller has not heretofore received any written notice of any eminent domain or condemnation proceeding in connection with the Property.  If prior to Closing any such eminent domain or condemnation proceeding is commenced or any change is made, or proposed to be made to: (i) any portion or all of the Property; (ii) the current means of ingress and egress to the Property; or (iii) to the roads or driveways adjoining the Property, Seller agrees promptly to notify Buyer in writing thereof.  Buyer then shall have the right, at Buyer’s option, to terminate this Agreement by giving written notice to Seller prior to Closing.  If Buyer elects to terminate this Agreement pursuant to the terms set forth in this Section 9, then the Deposit shall be immediately returned to Buyer together with all accrued interest, Buyer and Seller shall be released from any further liability hereunder (except with respect to those provisions which expressly survive termination) and this Agreement otherwise shall be null and void.  If Buyer does not so terminate this Agreement, Buyer shall proceed to Closing hereunder as if no such proceeding had commenced and will pay the full Purchase Price in accordance with this Agreement, and Steele, ELFP and Khair shall assign to Buyer all of its right, title and interest in and to any compensation for such condemnation.  Following the expiration of the Due Diligence Period, Seller shall not negotiate or settle any claims for compensation relating to its Property and, Buyer shall have the sole right (in the name of Buyer or Seller or both) to negotiate for, to agree to, and to contest all offers and awards.

If, prior to closing, there is a designation of the Real Property (and/or any improvement located thereon) or any portion thereof as a historic structure or other historic designation, or is threatened, commenced or finalized, or there is a threatened, commenced or finalized rezoning of the Real Property, Seller shall promptly notify Buyer, and Buyer may elect to terminate this Agreement prior to Closing, in which event the Deposit and all accrued interest thereon shall be returned forthwith to Buyer, Buyer and Seller shall be released from any further liability hereunder and this Agreement shall be null and void. If Buyer does not elect to terminate this Agreement, this Agreement shall remain in full force and effect and at Closing Steele shall assign (and CW shall cause ELFP and Khair to assign) to Buyer all of Steele’s, ELFP’s and Khair’s right, title and interest in and to any dollars paid by the governmental authority (if any) in connection with the rezoning of the Real Property or historic designation.

10.          Default by Buyer.  If Buyer, defaults in the performance of any obligation contained in this Agreement or the Temporary Access License and such default continues for a period of ten (10) business days after receipt of written notice from Seller, or, without the right to do so and in default of its obligations hereunder, fails to complete Closing, Seller shall have the right to terminate this Agreement, and upon such termination, Escrow Agent shall pay the Deposit and all interest accrued thereon to Seller.  Except as provided in this Section, such payment of the Deposit and all accrued interest to Seller shall be deemed to be liquidated damages for Buyer’s default and the receipt of same shall be Seller’s exclusive and sole remedy; and Seller hereby waives any right to recover the balance of the Purchase Price, or any part thereof, and the right to pursue any other remedy permitted at law or in equity against Buyer.  The parties agree that it would be impracticable and extremely difficult to ascertain the actual damages suffered by Seller as a result of Buyer’s failure to complete the purchase of the Property pursuant to this Agreement, and that under the circumstances existing as of the date of this Agreement, the liquidated damages provided for in this Section represent a reasonable estimate of the damages which Seller will incur as a result of such failure.  The parties acknowledge that the payment of such liquidated damages is not intended as a forfeiture or penalty under any legal or equitable theory, but is intended to constitute liquidated damages to Seller.  Notwithstanding the foregoing, the limitation of remedies and liabilities set forth in this Section shall not apply to an indemnification provision stated in or incorporated by reference into this Agreement that survives the termination of this Agreement.

11.          Default by Seller.  If Seller defaults in the performance of any obligation contained in this Agreement and such default continues for a period of ten (10) business days after receipt of written notice from Buyer, or, if without the right to do so and in default of its obligations hereunder, Steele fails to complete and/or, (following the satisfaction of the Buy-Out Contingency) CW fails to cause ELFP and Khair to complete Closing, then Buyer may either waive such default and proceed to Closing in accordance with the terms and provisions hereof or may at its election, elect one of the following as its sole and exclusive remedy: (a) Buyer may terminate this Agreement and receive the Deposit and all accrued interest, whereupon neither party will have any obligation or liability to the other except for those provisions of this Agreement that expressly survive  termination; or (b) Buyer may, within sixty (60) days following the expiration of said notice and cure period exercise the remedy of specific performance.  Seller waives the right to assert the defense of lack of mutuality in any action for specific performance instituted by Buyer.  Buyer shall be entitled to recover its actual damages (but in no event shall Seller, ELFP or Khair be responsible for lost profits or consequential, special or any other indirect damages arising from this Agreement or either party’s obligations under this Agreement).

12.          Risk of Loss.  The applicable owner of each Property shall bear the risk of all loss or damage to its Property from all causes until Closing.  Seller represents that, pending Closing, a policy of fire and extended coverage insurance will be maintained in at least the full amount of the replacement cost of all buildings and improvements located on the Property.  If at any time prior to Closing any portion of the Property is destroyed or damaged as a result of fire or any other casualty whatsoever, Seller shall promptly give written notice thereof to Buyer and, in the event of a casualty where the cost of repair exceeds $500,000, Buyer or Seller shall have the right:  (i) to terminate this Agreement by written notice to the other party, whereupon Escrow Agent shall return the Deposit (with any accrued interest) to Buyer, and thereafter this Agreement shall be void and neither party shall have any further rights or obligations hereunder (except with respect to those provisions which expressly survive the termination of this Agreement; or (ii) to proceed with this Agreement, in which event the affected Property transferor or, following Closing, ELFP, shall use any available insurance proceeds to restore the Property, and the affected Property transferor shall be permitted to retain any excess insurance proceeds.  All unpaid claims and rights in connection with any such losses shall be assigned to ELFP at Closing without in any manner affecting the Purchase Price, and ELFP’s obligation to restore the Property shall then be subject to the Master Lease.

13.          Brokerage.  Seller represents to Buyer that Seller has engaged the brokerage services of Newmark Grubb Knight Frank (“Broker”) and that Seller shall be solely responsible for all fees, costs, commissions and any and all other amounts due and payable to Broker pursuant to a separate written agreement, which shall be paid to Broker at Closing as required by said agreement.  Seller further agrees to deliver an executed broker’s lien affidavit from Broker on or before Closing as required by local custom.  Buyer represents and warrants to Seller, and Seller represents and warrants to Buyer, that, except for Broker, neither has dealt with any broker, agent, finder or other intermediary in connection with this sale and purchase. Seller agrees to indemnify, defend and hold Buyer harmless from and against the claims of Broker and any and all intermediaries claiming a commission in connection with this sale or the Master Lease.  Buyer agrees to indemnify, defend and hold Seller harmless from and against any broker’s claim arising from any breach by Buyer of Buyer’s representation and warranty in this Section 13.  The indemnification provisions of this Section will survive any termination of this Agreement.

14.          Operation of the Property Prior to Closing.  Prior to Closing:

(a)        Steele shall operate, manage and maintain the Jackson Road Property, the Hwy 155N Property and the West 3rd St. Property, and (following the satisfaction of the Buy-Out Contingency) CW shall cause ELFP to operate, manage and maintain the Conyers Property, in a reasonable, professional and prudent manner, and keep the same in good condition at all times.  Without expense to Buyer, Steele shall cause all repairs and replacements (structural and non-structural, ordinary and extraordinary) to be made to the Jackson Road Property, the Hwy 155N Property and the West 3rd St. Property, and (following the satisfaction of the Buy-Out Contingency) CW shall cause all repairs and replacements to be made to the Conyers Property so that the Property is maintained in its present condition, reasonable wear and tear excepted.

(b)        Buyer and ELFP executed that certain Temporary Access License dated on or about the date of this Agreement pursuant to which ELFP granted to Buyer the limited right to access the Conyers Property for the purpose of inspecting same (the “Temporary Access License”).  The Temporary Access License remains in full force and effect, is hereby incorporated into this Agreement and the Term of the Temporary Access License is hereby extended until the expiration of the Due Diligence Period.  In the event this Agreement is terminated, the obligations of Buyer under the Temporary Access License which survive a termination of the Temporary Access License shall remain in full force and effect.

(c)         Steele shall comply, and following the satisfaction of the Buy-Out Contingency, ELFP and Khair shall comply, with all of the material obligations of landlord under the Subleases and all other agreements and contractual arrangements affecting the Property by which Seller is bound.

(d)        Seller shall promptly notify Buyer of Seller’s, ELFP’s or Khair’s receipt of any notice from any party alleging that the applicable Property owner is in default of its obligations under any of the Subleases or any permit or agreement affecting the Property, or any portion or portions thereof.

(e)         Following the expiration of the Due Diligence Period, no contract for or on behalf of or affecting the Property shall be negotiated or entered into which cannot be terminated prior to Closing without charge, cost, penalty or premium.  During the Due Diligence Period, Seller shall give Buyer written notice of any such contract.

(f)         Following the expiration of the Due Diligence Period, except with the prior written consent of Buyer, the applicable Property owner shall not enter into any new leases for any portion of the Property.  Seller shall give Buyer written notice of any lease or lease amendment executed during the Due Diligence Period and the same shall become a Sublease upon Closing.

(g)         From the Effective Date until Closing, the Contract Rights, Records and Plans, Guarantees and Warranties, and Licenses and Permits shall be maintained in full force and effect as applicable and shall not terminate, modify or waive any provision thereof. The applicable Property owner shall not enter into any new contracts or agreements relating to the Property without Buyer’s prior written consent.

15.          Notice.  All notices, requests and other communications under this Agreement shall be in writing and shall be delivered: (i) in person; or (ii) by registered or certified mail, return receipt requested; or (iii) by recognized overnight delivery service providing positive tracking of items (for example, Federal Express); or (iv) by facsimile or electronic mail transmission (so long as one of methods (i), (ii) or (iii) are simultaneously utilized) addressed as follows or at such other address of which Seller or Buyer shall have given notice as herein provided:

If intended for Seller:

62 Kelly Road
McDonough, GA 30253-6097
Attn.: Nick Williams

Fax: 770.914.7703

Email: nwilliams@elfp.com

with a copy to:

Steven A. Kaye, Esq.
Arnall Golden Gregory LLP
171 17th Street, NW, Suite 2100
Atlanta, GA  30363
Fax No.:  404-873-8101
Email:  steven.kaye@agg.com

If intended for Buyer:

Physicians Realty L.P.

250 East Wisconsin, Suite 1900

Milwaukee, WI  53202

Attention:  John W. Sweet, Chief Investment Officer

Email:  jws@docreit.com

with a copy to:

Davis & Kuelthau, s.c.

111 East Kilbourn Avenue, Suite 1400

Milwaukee, Wisconsin  53202

Attention:  Bradley D. Page, Esq.

Fax:  (414) 278-3624

All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes hereof only upon receipt by the party to whom such notice is sent. Notices by the parties may be given on their behalf by their respective attorneys.

16.          Intentionally deleted.

17.                               Further Assurances.  After Closing, at Buyer’s sole cost and expense, Seller, ELFP and/or Khair shall execute, acknowledge and deliver, for no further consideration, all assignments, transfers, deeds and other mutually acceptable documents as Buyer may reasonably request to vest in Buyer and perfect Buyer’s right, title and interest in and to the Property.

18.                               Like Kind Exchanges.  Purchaser and Seller acknowledge that Steele, ELFP and Khair may desire to structure the applicable Property owner’s disposition of the Property in a manner intended by the transferor to constitute an exchange of the Property for property of a like kind (“Replacement Property”) that is described in Section 1031 of the Internal Revenue Code of 1986, as amended (an “Exchange”).  Notwithstanding anything in this Agreement to the contrary, the applicable Property transferor shall have the right to assign its interest in this Agreement without Purchaser’s consent to such person or entity as said transferor may designate to serve as a “qualified intermediary” (within the meaning of Treasury Regulation §1.1031(k)-1(g)(4)) for the sole purpose of enabling such an Exchange; provided, however, that notwithstanding any such assignment, the transferor shall not be released from any of its liabilities, obligations or indemnities under this Agreement.  Purchaser shall cooperate in all reasonable respects with the transferor to effect any Exchange; provided, however, that (a) the transferor’s ability to consummate an Exchange shall not be a condition to the obligations of Seller’s under this Agreement, and Purchaser does not warrant and shall not be responsible for any of the tax consequences to the transferor with respect to the transactions contemplated hereunder; and (b)  Purchaser shall not be required to incur any additional cost or expense as a result of any Exchange.

19.                               Miscellaneous.

(a)                         All of the representations and warranties contained in this Agreement shall survive Closing for a period of six (6) months.  All indemnities made herein shall survive Closing or the expiration or termination of this Agreement.

(b)                         This Agreement shall be void and of no force or effect if not executed by Seller and delivered to Buyer or Buyer’s attorney within seven (7) business days after execution by Buyer and delivery to Seller.

(c)                          The “captions” or “headings” in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

(d)                         Buyer shall have the right to assign this Agreement to an entity that is wholly owned and controlled by Buyer provided that Buyer delivers to Seller written notice and evidence of such relationship at least ten (10) business days prior to the Closing Date, and upon such assignment, Steele agrees to convey (and CW shall cause ELFP and Khair to convey) the Property directly to such assignee provided that Buyer and/or assignee have fulfilled Buyer’s obligations under this Agreement.  Buyer shall not have the right to assign this Agreement except as provided in this Section 19(d).  Seller shall not assign this Agreement without the prior written consent of Buyer, and any assignment of this Agreement by Buyer without Seller’s prior written consent shall be null and void, and of no force or effect.  Any assignment of this Agreement by Seller without Buyer’s prior written consent shall be null and void, and of no force or effect.  No assignment of this Agreement by Buyer shall relieve Buyer of its obligation and liabilities arising under this Agreement.

(e)                          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns, subject to the limitations on assignment stated herein.

(f)                           This Agreement, including the exhibits attached hereto, contains the entire agreement as to the Property between Seller and Buyer; and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise, of any kind whatsoever concerning this sale and purchase.  This Agreement shall not be altered, amended, changed or modified except in writing executed by the parties hereto.

(g)                          This Agreement shall be construed in accordance with the internal laws of the State of Georgia, without giving effect to its conflicts of law’s provisions.  Exclusive jurisdiction and venue for all disputes between Seller, ELFP, Khair and Buyer shall be in the State Courts of Atlanta, GA, and the parties hereby irrevocably consent to the submission to the same.

(h)                         All parties to this Agreement having participated fully and equally in the negotiation and preparation hereof, this Agreement shall not be more strictly construed, or any ambiguities within this Agreement resolved, against either party hereto.  It is the intent of Buyer and Seller that this Agreement be binding on both parties and not illusory. Thus, wherever this Agreement grants Buyer or Seller discretion, which might otherwise make this Agreement illusory, the party exercising its discretion must act reasonably according to commercial standards.

(i)                             Time is of the essence of this Agreement and Buyer and Seller hereby agree that the times provided for in this contract are reasonable times for each party to complete its respective obligations.  In computing any period of time pursuant to this Agreement, the day of the act or event from which the designated period of time begins to run will not be included.  The last day of the period so computed will be included, unless it is a Saturday, Sunday or a Holiday, in which event the period runs until the end of the next day which is not a Saturday, Sunday or such Holiday.  The term “business day” shall mean Monday through Friday, except for a Holiday.  The term “Holiday” shall mean Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and New Year’s Day and any other day in which a majority of federal or national banks are not open for business.  All references to a period of days herein shall be deemed to refer to calendar days unless the term “business day” is used.

(j)                            This Agreement may be executed or amended in counterparts, all of which taken together shall constitute one and the same instrument.

(k)                         If any of the terms or conditions contained herein shall be declared to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions and conditions of this Agreement, or the application of such to persons or circumstances other than those to which it is declared invalid or unenforceable, shall not be affected thereby and shall remain in full force and effect and shall be valid and enforceable to the full extent permitted by law.

20.                               Disclosure.  Buyer covenants and agrees that the information delivered to Buyer pertaining to Seller and the Property will be kept confidential by Buyer and will not be used for any purpose other than in connection with an evaluation of the transaction contemplated by this Agreement, and Buyer will use commercially reasonable efforts to safeguard such information from unauthorized disclosure.   Neither Buyer nor Seller shall make public disclosure with respect to this transaction or this Agreement except:

(a)                         as may be required by law, including without limitation disclosure required under securities laws, or by the Securities and Exchange Commission, or by the rules of any stock exchange; and

(b)                         to such title insurance companies, lenders, attorneys, accountants, partners, directors, officers, employees and representatives of any party or of such party’s advisors who need to know such information for the purpose of evaluating and consummating the transaction, including the financing of the transaction.

21.                               Right of First Offer; Right of First Refusal

(a)                                 Right of First Offer.  Buyer and Seller hereby acknowledge and agree that certain affiliates of either or both of Seller (the “Seller Affiliates”) own other medical office buildings (collectively, the “MOBs” and individually an “MOB”) identified on Schedule 21(a) of this Agreement.  At Closing, Seller shall cause the Seller Affiliates to execute a mutually acceptable agreement granting to Buyer a right of first offer and a right of first refusal to purchase the MOB’s on substantially the following terms and conditions:

(i)                                     If the Seller Affiliates desires to list for sale or otherwise market for sale all or any of the MOBs, the Seller Affiliate shall first have offered to sell the same to Buyer in accordance with the following provisions.  The Seller Affiliate shall give Buyer written notice (the “Offer Notice”) of Seller Affiliate’s determination to sell any or all of the MOBs, which notice shall specify the material economic terms and conditions of the sale (e.g., the purchase price that the Seller Affiliate intends to offer the MOBs for sale to third parties, terms of payment of the purchase price, any financing contingencies or seller financing, and the closing date).  Thereafter, Buyer shall have an exclusive and irrevocable right (the “Right”) to purchase the MOB or MOBs on the terms stated in the Offer Notice before the Seller Affiliate offers them to any third party.  Buyer shall exercise such Right by delivering to the Seller Affiliate written notice within fourteen (14) days after Buyer’s receipt of the Offer Notice.  If the Seller Affiliate accepts Buyer’s Offer, the parties shall consummate the purchase and sale of the MOB or MOBs within the time period stated in the Offer Notice.  If Buyer fails to deliver Buyer’s Offer within the 14-day period, time being of the essence, then Buyer’s Right shall automatically expire, and Seller Affiliate shall be free to sell its interest in MOB or MOBs to any third party for a period of one (1) year after expiration of the 14-day time period in which Buyer had the right to deliver the Buyer’s Offer; provided, however, that the purchase price shall not be less than 90% of the price specified in Buyer’s Offer.  In the event that within said one (1) year period, Seller Affiliate does not enter into a binding agreement with a third party in accordance with the terms hereof and close thereunder on the sale of the MOBs, then the provisions of this Section 21 shall thereafter again apply to any listing or marketing of an MOB or the MOBs for sale to a third party.

(b)                                 Right of First Refusal.  If a Seller Affiliate receives any unsolicited bona fide written offer (a “Third Party Offer”) to purchase all or any portion of the MOBs and desires to accept the same, before acceptance of such Third Party Offer, Seller Affiliate shall give to Buyer in writing the right to purchase said MOB at the same price and upon the same terms as are contained in the Third Party Offer.  If Buyer shall not have exercised its purchase right by written notice to Seller Affiliate given within fourteen (14) days after receipt by Buyer of Seller Affiliate’s written notice, Seller Affiliate shall be free to sell the MOB or MOBs at the price and on the terms of such Third Party Offer.  If (i) such transaction is not closed on or prior to the day that is earlier of (y) one hundred eighty (180) days after the expiration of Buyer’s 14-day response period set forth above or (z) the closing date set forth in such offer; (ii) Seller Affiliate desires to enter into such transaction with a party other than the proposed purchaser (or its assignee) described in the notice delivered to Buyer (including, without limitation, an affiliate of such proposed purchaser identified to Seller Affiliate); or (iii) Seller Affiliate desires to enter into a such transaction on terms materially more favorable to the proposed purchaser than those set forth in the notice to Buyer, then Seller Affiliate may not enter into a transaction for the sale of the MOB or MOBs without sending a new notice to Buyer and otherwise complying with the provisions of this Section 21.  In the event that Buyer declines to purchase the MOB or MOBs (or is deemed to have waived such right), Seller Affiliate must provide notice to Buyer of any proposed modification of the financial terms of the proposed transaction not less than five (5) business days prior to entering into a binding agreement with the proposed purchaser.  If Buyer gives notice of acceptance the Third Party Offer, then the closing of the purchase and sale of the MOB or MOBs shall occur pursuant to the terms of the bona fide Third Party Offer.

(c)                                  Survival  The provisions of this Section 21 shall survive Closing.

(Signatures contained on following pages.)

IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Agreement to be duly executed, under seal.

SELLER:			BUYER

STEELE PROPERTIES I			PHYSICIANS REALTY L.P.

By:	/s/ Collyn Williams	November 7, 2013	By:	/s/ John W. Sweet	November 7, 2013
	Date			Date

Name:	Collyn Williams		Name:	/s/ John W. Sweet
	(Print)			(Print)

Title:	Owner		Title:	Executive VP-CIO
	(Print)			(Print)

CW:

/s/ Collyn Williams
Collyn Williams